CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT ("Agreement") is entered into this 31st day of January, 1997, by and between EDnet, Inc. (the "Company"), and NET Financial International, Ltd. with an office in Zollikon, Switzerland ("Consultant").

                                    RECITALS

         A. Consultant, through the expenditure of considerable money, time and effort, has created and developed, and is continuing to improve, an efficient system for providing financial services (the "Services") to public companies.

         B. The Company desires to obtain the assistance of Consultant, and Consultant is willing to provide such assistance, with respect to the Services.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged by each of the parties, the Company and Consultant hereby agree as follows:

         1. Appointment as Consultant: Scope of Services. The Company hereby engages Consultant as a consultant in connection with the Services. Consultant hereby agrees to perform such services upon the terms and conditions hereinafter set forth.

         2. Term. This Agreement shall be effective for a period of three (3) months commencing as of the date of this Agreement. Thereafter, this Agreement will remain in effect until terminated by either party upon ten (10) days written notice.

         3. Services of Consultant.

                  (a) Consultant agrees that during the term of this Agreement, unless this Agreement is sooner terminated pursuant to its terms, Consultant shall perform the Services, including more specifically those services related to the formation of capital. The Company specifically desires the Consultant to assist it in raising approximately $5,000,000 on a phased basis. During phase one (1) the Consultant will assist the Company by providing its Services in relation to a Regulation S offering of Convertible Preferred Stock in the amount of $1,750,000. Phase one (1) is to be completed by February 7, 1997. The parties agree that the work performed by Consultant will be governed by the general terms and conditions of this Agreement which will be controlling.

         4. Compensation. As compensation for Consultant's services as a consultant pursuant hereto, the Company agrees to:

                  (a) Pay fees to the Consultant equal to 10% of the total amount of capital raised; and

                                       1.

                  (b) Grant to Consultant as an additional consulting fee the right to purchase from the Company fully paid, duly authorized and nonassessable shares of Common Stock equal in face value to 6% of the capital raised pursuant to the terms of a Warrant Agreement. These Warrants are exercisable for two years at 100% of the closing bid price on the day of closing of the financing with the Company. The Warrant Agreement shall provide for Piggyback Registration Rights with the next available registration filed by the Company subsequent to any financings following the execution of this agreement.

         5. Expenses. Consultant shall be responsible for any and all of its expenses incurred in connection with the performance of the Services.

         6. Relationship of the Parties. Consultant under this Agreement is and shall act as an independent contractor, and not as an agent, servant, or employee of the Company. Nothing in this Agreement shall be construed to imply that the Consultant or its agents or employees are officers or employees of the Company. Consultant hereby acknowledges and agrees that it shall have no authority to enter into any contract or agreement or to bind the Company except as specifically provided herein and that in connection with the performance of the Services it shall have no authority to make any representations of any kind with respect to or on behalf of the Company. It is understood that independent contractor status is a condition required by the Consultant to its agreement to perform the Services specified to be performed by the Consultant under this Agreement.

         7. Personal Services. Consultant shall be personally responsible for the performance of the Services described herein, and shall be responsible for any persons employed by Consultant to assist consultant in the performance of such Services.

         8. Non-Exclusive Services/Right of First Refusal. During the term of this Agreement, Consultant may perform and may permit any of its employees, principals, or affiliates to perform consulting services similar to the Services provided for herein in its sole and absolute discretion. In the event Company seeks additional financing during the twelve (12) month period following the signing of this agreement, Company must give Consultant the right of refusal to obtain the additional financing for Company. If Consultant accepts the right to obtain such financing for the Company, Consultant shall be given a period of 15 business days, from the date Consultant receives an approved form of Subscription Agreement and up to date financials from the Company, in which to obtain said financing for the Company on a best efforts basis. The fees for such services will be the same as those described in paragraphs 4(a) and 4(b) above.

         9. Non-Disclosure Covenant. Consultant covenants and agrees that it will not, at any time during the term of this Agreement, or at any time thereafter, communicate or disclose to any person, or use for its own account or for the account of any other person, without the prior written consent of the Company, any confidential knowledge or information concerning any patents, inventions, know-how, processes or equipment used in, or any trade secret or confidential information concerning the business and affairs of the Company or any of its affiliates acquired by Consultant during the term of this Agreement. The same shall not be used

                                       2.

by Consultant in any way other than in performance of its services under this Agreement and shall be returned to the Company promptly at the termination of the work performed pursuant to this Agreement by Consultant. Consultant will not deliver, reproduce, or in any way allow such information or documents to be delivered by it or any person or entity outside the Company without duly authorized specific direction or consent of the Company. Consultant further covenants and agrees that, during the term of this Agreement and thereafter, it will retain all such confidential knowledge and information concerning the foregoing, in trust, for the sole benefit of the Company and its affiliates and their respective successors and assigns. Consultant shall ensure the compliance of all of its employees and agents with the provisions of this covenant. This
Section 9 shall survive the termination of this Agreement.

         10. Obligations of the Company. The Company hereby agrees to facilitate the performance of the Services by the Consultant and to provide Consultant with access to all information and personnel reasonably requested by Consultant relating to the Services.

         11. Indemnification.

                  (a) Consultant agrees to indemnify and to save and hold harmless the Company, its agents and employees from and against any and all claims, losses, liabilities, damages, costs, and expenses, including without limitation attorneys fees, to which the Company may be subject under any applicable act, rule, regulation, statute or at common law or otherwise, and will reimburse the Company and such other persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending actions, whether or not resulting in any liability, insofar as such losses, claims, damages, liabilities, or expenses arise out of or are based on any (i) breach of inaccuracy of any representation, warranty, or covenant of Consultant contained herein; or (ii) misrepresentation or fraud made as a result of or in connection with Consultant's performance of the Services hereunder.

                  (b) Promptly after receipt by Consultant under Subsections 11(a) or 11(b) hereof of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under any such Subsections, notify the indemnifying party in writing of the commencement of such action. Any failure to so notify the indemnifying party shall relieve the indemnifying party of liability.

         12. Indemnification.

                  (a) Company agrees to indemnify and to save and hold harmless Consultant, its agents and employees from and against any and all claims, losses, liabilities, damages, costs, and expenses, including without limitation attorneys fees, to which the Consultant may be subject under any applicable act, rule, regulation, statute or at common law or otherwise, and will reimburse the Consultant and such other persons for any legal or other expenses reasonably incurred by them in connection with investigation or defending actions, whether or not resulting in any liability, insofar as such losses, claims, damages, liabilities, or expenses arise out of or are based on any (i) breach or inaccuracy of any representation, warranty, or covenant of the Company contained herein; or (ii) any misrepresentations or any untrue statements of a material

                                       3.

fact contained in any offering materials or the omission therefrom of a material fact required to be stated therein or necessary to make the statement therein not misleading.

                  (b) Promptly after receipt by Consultant under Subsections 12(a) or 12(b) hereof of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under any such Subsections, notify the indemnifying party in writing of the commencement of such action. Any failure to so notify the indemnifying party shall relieve the indemnifying party of liability.

         13. Intellectual Property. Consultant acknowledges that the Company's trademarks, trade names and emblems are the property of the Company and that it is expressly understood that no licensed use of intellectual property is granted herein to Consultant. It is further understood that any use of Consultant of any such intellectual property shall be in the name of the Company. Upon termination of this agreement, Consultant shall immediately and permanently discontinue and cease and desist from engaging in any activity which would tend to indicate that Consultant is affiliated with anyone who is authorized to utilize the intellectual property.

         14. Representations and Warranties of Consultant. Consultant hereby represents and warrants as of the date hereof each of the following:

                  (a) Consultant has the requisite power and authority to enter into this agreement and to carry out its obligations hereunder. The execution and delivery of this agreement by Consultant and the consummation by Consultant of the transactions contemplated hereby have been duly authorized by Consultant, and no other action on the part of Consultant is necessary to authorize this agreement in such transactions. This agreement has been duly executed and delivered by Consultant and constitutes a valid and binding obligation of
Consultant, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally by general principles of equity.

         15. Representations and Warranties of the Company. The Company hereby represents and warrants as of the date hereof each of the following:

                  (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, with all requisite corporate power and authority to carry on its business now conducted and to own and operate the assets and properties now owned and operated by it. The Company is duly qualified to do business and is in good standing in Colorado and in each jurisdiction in which it is required to be qualified and in which the failure to be so qualified could have a material adverse effect on the business of operations of the Company.

                  (b) The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this agreement by the Company and the consummation by the Company of the transactions

                                       4.

contemplated hereby have been duly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this agreement in such transactions. This agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally by general principles of equity.

         16. Notices. Any notice of communication to be given under the terms of this Agreement shall be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

                  If to Consultant:   Mr. Roland Kaufmann, President
                                      NET Financial International, Ltd.
                                      c/o Akar Verwaltungs, AG
                                      Seestrasse 17 P.O. Box 53
                                      CH-8702 Zollikon 2
                                      Switzerland
                                      (p)  011 41 1 3962700
                                      (f)  011 41 1 3962705

                  If to Company:      Tom Kobayashi, CEO
                                      EDnet, Inc.
                                      One Union Street
                                      San Francisco, CA  94111
                                      (p)  415-274-8800
                                      (f)  415-274-8802

         17. Severability. In the event that any provision in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, then the court making such determination may reduce the obligations so as to be enforceable according to applicable law and enforce such obligations as reduced. The remaining provisions of this agreement shall be enforced according to their terms.

         18. Modifications And Amendments. This Agreement shall not be altered or amended, except by writing signed by all the parties hereto, or such parties' authorized agents.

         19. Entire Agreement. This agreement constitutes and embodies the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings or agreements whether oral or in writing.

         20. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to the conflict of laws principles thereof.

                                       5.

         21. Headings. The paragraph headings used herein are for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

         22. No Waiver By Failure To Act. Neither any failure nor any delay on the part of either party hereto in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further any exercise thereof or the exercise of any other right.

         23. Assignment. This agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties hereto; provided, however, that Consultant shall not assign any right herein or delegate any duties without the prior written consent of the Company.

         24. No Partnership; Third Person. It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture or other arrangement between Consultant and the Company. No term or provision of this Agreement is intended to, or shall, be for the benefit of any person, firm, corporation or other entity not a party hereto and no such party shall have any right or cause of action hereunder.

         25. Arbitration. The parties shall resolve any dispute arising hereunder before a panel of three arbitrators selected pursuant to and run in accordance with the rules of the American Arbitration Association. The arbitration shall be held in Stamford, Connecticut. Each party shall bear their own attorney's fees and costs of such arbitration. Disputes under this Agreement as well as of the terms and conditions of this Agreement shall be governed in accordance with and by the laws of the State of Connecticut (without regard to its conflicts of law principles).

         26. For the purposes of this Agreement, the term "Company" includes any entity which acquires, by merger or otherwise, all of the Company's assets, and the successors or assigns of the Company.

                                       6.

IN WITNESS WHEREOF, this Consulting Agreement has been executed as of the day and year first written above.

                                          EDNET, INC.


                                          By:      /s/ Tom Kobayashi
                                                   --------------------------
                                                   Tom Kobayashi

                                          Its: CEO, duly authorized


                                          NET FINANCIAL INTERNATIONAL, LTD.


                                          By:      /s/ Roland Kaufmann
                                                   --------------------------
                                                   Roland Kaufmann

                                          Its: President, duly authorized

                                       7.

                                   SCHEDULE A


I. The parties recognize that certain responsibilities and obligations are imposed by both U.S. and foreign securities laws as well as by the applicable rules and regulations of the NASD, in-house "due diligence" or "compliance" departments of brokerage houses, etc. Accordingly Consultant agrees to the following limitations on services:

         1. Consultant shall NOT release any financial or other information or data about the Company without the consent and approval of the Company.

         2. Consultant shall NOT conduct any meeting with financial analyst without informing the Company in advance of the proposed meeting and the format or agenda of such meeting and the Company may elect to have a representative of the Company attend such meeting.

         3. Consultant shall NOT release any information or data about the Company to any selected or limited person(s), entity, or group if Consultant is aware that such information or data has not been generally released or promulgated.

         4. Consultant shall not take any action or knowingly permit the Company to take any actions, which would violate any foreign securities laws or rules and regulations issued thereunder.

                                       8.